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                                                                   EXHIBIT 14(a)


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Trustees and Shareholders of the Nationwide Mutual Funds:


     We consent to the use of our report to the Nationwide Value Opportunities Fund dated December 18, 2000 incorporated herein by reference and to the references to our firm under the headings "Performance of the Value Opportunities Fund - Financial Highlights," "Other Service Providers to the Funds" and "Auditors" in this Proxy Statement/ Prospectus; "Experts" in this Statement of Additional Information; and "Auditors" in the Nationwide Value Opportunities Fund Statement of Additional Information dated January 3, 2000 (as amended September 29, 2000) as incorporated herein by reference.


KPMG LLP

/s/ KPMG LLP


Columbus, Ohio
January 22, 2001